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                                                                      Exhibit 21

                         Alpha Technologies Group, Inc

                         Subsidiaries of the Registrant


Wakefield Engineering, Inc. (Incorporated in Delaware)

Specialty Extrusion Corp. (formerly: Wakefield Extrusion
Corp. (Incorporated in California)

Lockhart Industries, Inc. (Incorporated in California)

Colmar Liquidating Corp (formerly: Malco Technologies, Inc.)
     (Incorporated in Delaware)